Exhibit 10.3
[YEAR] PERFORMANCE SHARES PROGRAM (“Program”)
ACCEPTANCE OF AWARD AGREEMENT

PARTICIPANT:	OPTIONEE NAME	UNITS AWARDED:	UNITS AWARDED
AWARD DATE:	AWARD DATE	PERFORMANCE END DATE:	PERFORMANCE END

Effective [DATE], you have been awarded [AMOUNT] units ([AMOUNT] UNITS) in the Fiscal [YEAR] Performance Shares Program (“Program”) under the 2015 Incentive Shares Plan (“Plan”), all in accordance with the terms and provisions of said Program and Plan, certain terms and provisions of which are generally described in the offering circular for the Plan, and any supplements thereto. In consideration of this award you agree to the following:
(1) You accept such participation upon the terms for the Program established by the Compensation Committee pursuant to the Plan, or otherwise set forth, and in the attached Plan document.
(2) That during your employment by Emerson Electric Co. or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years immediately after your employment with Emerson ends for any reason, including by reason of divestiture or spin-off, you will not directly or indirectly, regardless of whether any payment has been made to you under the Program or the Plan, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against any business of Emerson in which you were employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this agreement, including a cancellation of all Performance Shares Units and return of all shares issued under the Program and the Plan, damages and injunctive relief. You also agree Missouri law governs this agreement without regard to any conflicts of law principles and consent to resolve any disputes exclusively in the courts in the state of Missouri.
(3) This Award is conditioned upon your compliance with all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program may result in the forfeiture of this Award or the repayment of any amounts paid under this Award.
You acknowledge that you have read and understand the above, the Plan and the offering circular for the Plan, and any supplements thereto and agree to the terms of the award as set forth therein.

Date

Signature

ref: November 2018